Pricing Sheet dated June 25, 2010 relating to

Offering Summary No. 2010-MTNDD571 dated June 8, 2010

and Preliminary Pricing Supplement No. 2010-MTNDD571,

subject to completion, dated June 8, 2010

Filed pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Callable Leveraged CMS Spread Notes

due June 30, 2025

PRICING TERMS – JUNE 25, 2010
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$10,692,000
Pricing date:	June 25, 2010
Original issue date:	June 30, 2010
Maturity date:	June 30, 2025
Reference index:	10-Year Constant Maturity Swap Rate minus 2-Year Constant Maturity Swap Rate. Please see “Additional Provisions” on page 2.
Payment at maturity:	$1,000 per note plus any accrued and unpaid interest, subject to the credit risk of Citigroup Inc.
Interest rate per annum:

From and including the original issue date to but excluding June 30, 2011:

•  10.00%.

Unless redeemed by us, from and including June 30, 2011 to but excluding the maturity date:

•  Leverage factor times the reference index level, subject to the maximum interest rate per annum and the minimum interest rate per annum.

For the purpose of determining the reference index level applicable to an interest payment period, the reference index level will be determined on the relevant interest determination date.

Leverage factor:	4.5
Minimum interest rate:	0.00% per annum
Maximum interest rate:	11.00% per annum ($27.50 per note per interest payment period).
Interest payment period:	Quarterly
Interest payment dates:	The 30th day of each March, June, September and December beginning on September 30, 2010, provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Interest determination date:	The second U.S. government securities business day prior to the beginning of each interest payment period
Interest calculation period:	Each three-month period from and including an interest payment date to and including the day immediately preceding the next interest payment date
Day-count convention:	30/360
Redemption:	Beginning on June 30, 2013, we have the right to redeem all of these notes on any redemption date and pay to you 100% of the principal amount of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 10 business days before the redemption date specified in the notice.
Redemption dates:	June 30, 2013, and each interest payment date thereafter.
CUSIP:	17308CPT7
ISIN:	US17308CPT70
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)	Proceeds to the issuer
Per note	$1,000.00	$35.00	$965.00
Total	$10,692,000	$374,220	$10,317,780

(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $35.00 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $35.00 for each note they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $35.00 for each note they sell. See “Fees and selling concessions” on page 9 and “Supplemental information regarding plan of distribution; conflicts of interest” on page 9.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY AND PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on June 9, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510135631/dfwp.htm

Preliminary Pricing Supplement filed on June 8, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510135237/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS OR SAVINGS ACCOUNTS, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-157386) and other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.